UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2015

Commission File Number 000-54530

GOPHER PROTOCOL INC.

(Exact name of small business issuer as specified in its charter)

Nevada	27-0603137
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

23129 Cajalco Road, Perris, CA 92570

(Address of principal executive offices)

888-685-7336

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement s of Certain Officers

On April 22, 2015, Michael Murray was appointed by Gopher Protocol Inc. (the “Company”) as the Chairman of the Board of Directors of the Company. On April 23, 2015, Igwekali Reginald Emmanuel resigned as an executive officer and director of the Company to pursue other interests and Michael Murray was appointed as CEO, CFO, Secretary and Treasurer of the Company.

Mr. Murray is an officer and shareholder of Hermes Roll LLC ("Hermes"), a Nevada limited liability company to be formed. On March 4, 2015, the Company entered into a Territorial License Agreement with Hermes, which is the basis for the Company's current operations. Mr. Murray is the owner of 9,900 shares of Series D Preferred Stock of the Company that is convertible at Mr. Murray's election, upon the Company increasing its authorized shares of common stock, into 9,900,000 shares of common stock.

There is no understanding or arrangement between Mr. Murray and any other person pursuant to which he was appointed as an executive officer and director.  Mr. Murray does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer.  Other than the Hermes transaction, Mr. Murray has not had direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant, exceeding $120,000.

Michael Murray is a licensed and UST Certified NMLS Originator, a licensed mortgage banker, a real estate broker and a licensed general contractor. From 1998 through August 2012, Mr. Murray held the position of Broker and DRE Officer with Home Plus Realty, Inc. From August 2012 through May 2013, Mr. Murray held the positions of FHA Production and Save Team with Cashcall Mortgage, Inc. and since May 2013 to the present, Mr. Murray has been self-employed as a Consultant and Managing Broker. Mr. Murray received an M.A. in Public Relations from California Baptist University in May 2014 and a B.A. in Political Science from California Baptist University in May 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GOPHER PROTOCOL INC.

By:	/s/ Michael Murray
Name: Michael Murray Title: CEO, President, Secretary, Treasurer and Director

Date:  April 23, 2015

   Perris, California